                                                                     Exhibit 11


                     MEHL/BIOPHILE INTERNATIONAL CORPORATION
                  (FORMERLY SELVAC CORPORATION) AND SUBSIDIARY
         STATEMENT RE: COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE


Computation of average number of shares outstanding used in determining primary and fully diluted earnings per share:

                                                        YEAR ENDED MAY 31,
                                                       1996            1995
                                                       ----            ----
PRIMARY:

  Weighted average number of shares
    outstanding                                     14,075,207      14,345,234

  Assumed exercise of common stock
    warrants and certain stock options
    based on average market value                            0               0
                                                    ----------      ----------

  Weighted average number of shares used
    in primary per share computations               14,075,207      14,345,234
                                                    ==========      ==========



FULLY DILUTED:

  Weighted average number of shares
    outstanding                                     14,075,207      14,345,234

  Assumed conversion of Series A
    cumulative convertible stock                             0               0

  Assumed conversion of 1985 Series
    cumulative convertible stock                             0               0

  Assumed conversion of Series C cumulative
    convertible stock                                        0               0

  Assumed conversion of convertible debentures               0               0

  Assumed exercise of common stock
    warrants and certain options
    based on higher of average or
    closing market price                                     0               0
                                                    ----------      ----------

  Weighted average number of shares
    used in fully diluted per share
    computations                                    14,075,207      14,345,234
                                                    ==========      ==========

                     MEHL/BIOPHILE INTERNATIONAL CORPORATION
                  (FORMERLY SELVAC CORPORATION) AND SUBSIDIARY
         STATEMENT RE: COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

                                                       YEAR ENDED MAY 31,
                                                    1996               1995
                                                    ----               ----
Weighted average number of shares outstanding:

         Primary                                  14,075,207         14,345,234
                                                ============       ============

         Fully diluted                            14,075,207         14,345,234
                                                ============       ============

Primary:

  Net income (loss)                             $   (590,872)      $    144,228
  Paid and cumulative undeclared preferred
   stock dividends                                   (44,833)           (58,200)
                                                ------------       ------------

                                                $   (635,705)      $     86,028
                                                ============       ============


Net income (loss) per share                     $       (.05)      $        .01
                                                ============       ============

For the above years, earnings per share, assuming full dilution, has not been presented since the effect would be antidiluting.